Exhibit 99.1

Cayson Acquisition Corp Announces Pricing of $60,000,000 Initial Public Offering

NEW YORK, September 19, 2024 (GLOBE NEWSWIRE)—Cayson Acquisition Corp (the “Company”) announced today that it priced its initial public offering of 6,000,000 units at $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, September 20, 2024, under the ticker symbol “CAPNU.” Each unit consists of one ordinary share and one right entitling its holder to receive one tenth of one ordinary share upon the Company’s completion of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “CAPN” and “CAPNR,” respectively.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business on entities located throughout Asia but will not be limited to a particular industry or geographic location. The Company is led by its Chairman of the Board and Chief Executive Officer, Yawei Cao.

EarlyBirdCapital, Inc. is acting as the book-running manager for the offering and Revere Securities is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, New York, New York 10017, Attention: Syndicate Department, or (212) 661-0200.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on September 19, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Taylor Zhang

taylorzhang@caysonspac.com